SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 25, 2011

DYNEGY INC.
DYNEGY HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33443	20-5653152
Delaware	000-29311	No. 94-3248415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

Go-Shop Process

On January 25, 2011 Dynegy Inc. (the “Company”) announced the conclusion of its open strategic alternatives process.  The Agreement and Plan of Merger, dated as of December 15, 2010 (as it may be amended from to time, the “Merger Agreement”), by and among the Company, IEH Merger Sub LLC, a Delaware limited liability company (the “Offeror”) and IEP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Offeror provides that, until 11:59 p.m., Eastern time, on January 24, 2011, the Company was allowed to initiate, solicit and encourage alternative acquisition proposals from third parties, provide non-public information to, and participate in discussions and negotiate with, third parties with respect to acquisition proposals. At the direction of the a special committee of the Board of Directors of the Company consisting only of non-management independent directors of the Company (the “Special Committee”), Greenhill & Co., LLC (“Greenhill”) and Goldman, Sachs & Co. (“Goldman Sachs”) conducted this “go-shop” process on behalf of the Company. Representatives from Greenhill and Goldman Sachs contacted 54 parties to determine whether they would be interested in exploring a transaction with the Company that would be superior to the proposed transaction, including several parties that had been previously contacted during the “go-shop” process conducted in connection with the Agreement and Plan of Merger, dated August 13, 2010, by and among the Company and affiliates of the Blackstone Group L.P.  Of the 54 parties contacted, 48 parties declined to participate in the “go-shop process” or did not respond to repeated contacts from representatives from Greenhill and Goldman Sachs, four parties were given access to confidential information regarding the Company and offered the opportunity to receive a presentation from Company management and two parties indicated that they would perform due diligence on the Company using publicly available information.  Two large private equity firms given access to confidential information separately devoted substantial efforts to due diligence.  Of the four parties given access to confidential information, one party participated in meetings with Company management (another of these parties had previously participated in meetings with Company management under the “go-shop” process conducted in the fall of 2010).   After completing their due diligence, representatives of each of the two large private equity firms that separately devoted substantial efforts to due diligence separately informed representatives from Greenhill and Goldman Sachs that they did not believe they would be able to offer to acquire the Company at a price above the offer price contemplated by the Merger Agreement and that they would not submit an acquisition proposal.  Of the two other parties given access to the data room, one party informed representatives from Greenhill and Goldman Sachs that they were only interested in acquiring certain assets of the Company and needed to partner with another party interested in acquiring the Company as an entirety, and the other party informed representatives from Greenhill and Goldman Sachs that they would not submit an acquisition proposal and subsequently ceased communications with representatives from Greenhill and Goldman Sachs regarding their interest in a transaction with the Company despite follow-up inquiries from representatives from Greenhill and Goldman Sachs.  The two parties performing due diligence on the Company using publicly available information were made aware of the "go-shop process" timeline by representatives of Greenhill and Goldman Sachs, but neither party submitted an acquisition proposal. Separately, an individual claiming to represent an entity named “Buisson Baudoin Rondeleux, Inc.” sent a letter via regular mail to the Company dated January 13, 2011 and received January 19, 2011.  The letter purported to express an interest in acquiring the Company, but, after a brief initial conversation, the individual listed as a contact did not respond to repeated telephonic and written attempts by Goldman Sachs, Greenhill and the Company to contact him until January 24, 2011, when he returned a call from a representative of Goldman Sachs.  The entity, which used a phone number associated with a Columbia, South Carolina telephone exchange and a return address associated with a homeless shelter, did not appear in searches of public records and the internet.  In the conversation with the representative of Goldman Sachs, the person indicated that he did not have financing for the purported proposal and had no prior experience in acquiring public companies; the person also requested a copy of the Company’s financial statements and was directed to the Company’s publicly available financial statements that are filed with the Securities and Exchange Commission.  On January 25, 2011, the Company issued a press release indicating that it did not receive any bona fide acquisition proposals during the “go-shop” period, a copy of which is included as Exhibit 99.1 hereto.  During the “go-shop” period (as had been the case during the period leading up to the Merger Agreement), the Special Committee did not authorize senior management to discuss any management retention, post-closing employment or equity investment in a potential transaction with representatives from the Offeror or any other interested party.

Financial Reporting

The Company expects to report its 2010 annual and fourth quarter financial results no later than the opening of the New York Stock Exchange on Wednesday, March 16, 2011.  This timing reflects the Company’s current filing status as an accelerated filer, as defined by Rule 12b-2 promulgated under the Securities Exchange Act of 1934.  The results will be accessible via the “Investor Relations” section of the Company’s website at www.dynegy.com.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Document
99.1	Press Release, issued by the Company, dated January 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: January 25, 2011	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President, Deputy General Counsel

DYNEGY HOLDINGS INC.
(Registrant)

Dated: January 25, 2011	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President, Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, issued by the Company, dated January 25, 2011.